EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77B:
  Accountants report on internal control

EXHIBIT B:
  Attachment to item 77C: Submission of matters to a vote of Security holders.

EXHIBIT C:
  Attachment to item 77Q1: exhibits

EXHIBIT D:
 Attachment to item 77Q3:
 NSAR certification - filed as:  EX-99.77Q3 CERT
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EXHIBIT A:
Report of Independent Accountants

To the Trustees and Shareholders of
Third Avenue Trust

In planning and performing our audit of the financial statements of Third Avenue Trust (the "Company") for the year ended
October 31, 2002, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Company is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that controls may become inadequate because of changes in conditions or that the effectiveness of their design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of October 31, 2002.

This report is intended solely for the information and use of the Trustees, management and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

PricewaterhouseCoopers LLP
December 12, 2002


EXHIBIT B:

Third Avenue Trust
Results of Special Meeting of Shareholders


The Third Avenue Trust shareholders voted on and approved the following proposals at a Special Meeting of Shareholders held on August 7, 2002. The description of each proposal and number of shares voted are as follows:

1. To elect ten (10) Trustees to serve until the next meeting of shareholders, if any, and until the election and qualification of the successors.

Martin J. Whitman
For			Withheld
106,963,705		2,100,711

David M. Barse
For			Withheld
107,024,322		2,040,094

Jack W. Aber
For			Withheld
107,174,158		1,890,258

William E. Chapman II
For			Withheld
107,359,682		1,704,734

Lucinda Franks
For			Withheld
107,338,867		1,725,549

Edward J. Kaier
For			Withheld
107,173,102		1,891,314

Marvin Moser
For			Withheld
107,292,485		1,771,931

Eric Rakowski
For			Withheld
107,179,093		1,885,323

Martin Shubik
For			Withheld
107,296,452		1,767,964

Charles C. Walden
For			Withheld
107,402,136		1,662,280


2. To Approve a new Investment Advisory Agreement between
Third Avenue Trust on behalf of Third Avenue Value
Fund, and its current adviser, Third Avenue Management
LLC, in connection with a proposed change of control of Third Avenue Management LLC to take effect upon the Closing Date, August 8th 2002.

For 			Against			Abstain
62,913,398		1,205,333		792,187

To Approve a new Investment Advisory Agreement between
Third Avenue Trust on behalf of Third Avenue Small-Cap
Value Fund, and its current adviser, Third Avenue
Management LLC, in connection with a proposed change of control of Third Avenue Management LLC to take effect upon the Closing Date, August 8th 2002.

For 			Against			Abstain
25,192,353		296,297			223,099

To Approve a new Investment Advisory Agreement between
Third Avenue Trust on behalf of Third Avenue Real
Estate Value Fund, and its current adviser, Third
Avenue Management LLC, in connection with a proposed change of control of Third Avenue Management LLC to take effect upon the Closing Date, August 8th 2002.

For 			Against			Abstain
16,759,688		240,363			382,079

To Approve a new Investment Advisory Agreement between
Third Avenue Trust on behalf of Third Avenue
International Value Fund, and its current adviser, Third Avenue Management LLC, in connection with a proposed change of control of Third Avenue Management
LLC to take effect upon the Closing Date, August 8th
2002.

For 			Against			Abstain
1,049,200		5,916			4,503




EXHIBIT C:
Re: 	Item 77Q1: Exhibits, Form N-SAR for Third Avenue Trust

The investment advisory contracts for Third Avenue Value
Fund, Third Avenue Small-Cap Value Fund, Third Avenue Real
Estate Value Fund and Third Avenue International Value Fund that were approved by shareholders on August 7, 2002 are incorporated by reference to the definitive form of proxy statement filed with the SEC on June 24, 2002 (Accession
Number: 0000930413-02-002083).